SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14-11(c) or 240.14a.12

                        NEW JERSEY STEEL CORPORATION
              (Name of Registrant as Specified in Its Charter)

                        NEW JERSEY STEEL CORPORATION
                  (Name of Persons Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          NEW JERSEY STEEL CORPORATION
                            (A DELAWARE CORPORATION)
                              -------------------

                                   NOTICE OF
                      1996 ANNUAL MEETING OF STOCKHOLDERS

                              -------------------

                                 JUNE 21, 1996

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NEW JERSEY STEEL CORPORATION (the "Company") will be held at The Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey 08830 on Friday, June 21, 1996 at 11:00 A.M. for the following purposes as set forth in the attached Proxy Statement:

        (1) To elect five (5) directors;

        (2) To approve adoption of the 1996 Stock Option Plan (a copy of which appears as Exhibit A in the accompanying proxy statement); and

        (3) To consider and act upon such other business as may properly come before the meeting.

    In accordance with the By-Laws, the Board of Directors has fixed the close of business on April 30, 1996 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE SELF-ADDRESSED ENVELOPE ENCLOSED FOR THAT PURPOSE. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                                            By Order of the Board of Directors

                                                  Thomas W. Jackson,
                                                       Secretary

Dated: May 7, 1996
Sayreville, New Jersey

    Requests for additional copies of the proxy material should be addressed to Treasurer, New Jersey Steel Corporation, North Crossman Road, Sayreville, New Jersey 08872 and mailed to that address or telecopied to (908) 721-8933.

                          NEW JERSEY STEEL CORPORATION
                              NORTH CROSSMAN ROAD
                          SAYREVILLE, NEW JERSEY 08872

                              -------------------
                                PROXY STATEMENT
                              -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD 11:00 A.M. JUNE 21, 1996

                              -------------------

    This statement is furnished in connection with the solicitation of proxies by the Board of Directors of New Jersey Steel Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at The Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey 08830 on Friday, June 21, 1996 at 11:00 A.M., and at any adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Secretary of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the meeting and voting. This statement, the accompanying notice of meeting, and proxy form have been first sent to stockholders on or about May 7, 1996.

    All properly executed, unrevoked proxies in the enclosed form which are received in time will be voted in accordance with the stockholder's directions, and unless contrary directions are given, will be voted FOR all items. A stockholder who abstains from a vote by registering an abstention vote will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on the particular matter. Similarly, in the event a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters.

    A copy of the Annual Report of the Company for the fiscal year ended November 30, 1995, including financial statements, is being mailed simultaneously herewith to all stockholders of record at the close of business on April 30, 1996. Such Annual Report does not constitute a part of the proxy solicitation material.

                               VOTING SECURITIES

    Only stockholders of record at the close of business on April 30, 1996, the date fixed by the Board of Directors in accordance with the By-Laws, are entitled to vote at the meeting. As of April 30, 1996, the Company had issued and outstanding 5,920,500 shares of Common Stock, par value $.01 per share. Each share of Common Stock is entitled to one vote on matters to come before the meeting.

    Set forth below is information concerning the ownership as of April 30, 1996 of the Common Stock of the Company by the only persons who, to the knowledge of the Board of Directors, own more than 5% of the outstanding shares. Von Roll Holding Ltd. has sole voting and investment power over the shares it owns.


           NAME AND ADDRESS               AMOUNT OWNED    PERCENTAGE
          OF BENEFICIAL OWNER             BENEFICIALLY     OF CLASS
- ---------------------------------------   ------------    -----------
Von Roll Holding Ltd.                       3,561,500        60.2%
CH 4563, Gerlafingen
Switzerland
William D. Witter, Inc.(*)                    427,766        7.2%
153 East 53rd Street
New York, New York

- ------------

* As of March 7, 1996, based upon information received by the Company from Vickers Corporation Reports reporting institutional activity and holdings in the Company's Common Stock.

                                       A.
                             ELECTION OF DIRECTORS

    Five directors are to be elected at the meeting, each to hold office until the next annual meeting and until his successor is elected and qualified. The Company's directors are elected by the stockholders by a plurality of the votes cast. The nominees of the Board are set forth below. Although the Board of Directors does not expect that any of the persons named will be unable to serve as a director, should any of them become unavailable for election, it is intended that the shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee or nominees selected by the Board. The following table sets forth information regarding beneficial ownership of the Company's Common Stock for each director, nominee and named executive officer and for all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                                                       SHARES OF
                                                                                     COMMON STOCK
                                                                                     BENEFICIALLY
                                  YEAR FIRST                                        OWNED, DIRECTLY   PERCENT
    NAME OF DIRECTOR/             ELECTED AS                PRINCIPAL              OR INDIRECTLY AS     OF
    EXECUTIVE OFFICER       AGE   A DIRECTOR            OCCUPATION/TITLE           OF APRIL 30, 1996   CLASS
- --------------------------  ---   ----------   ----------------------------------- -----------------  -------
Walter H. Beebe...........  55       1978      Partner in law firm of Jacobs                -0-         --
                                               Persinger & Parker since prior to
                                               1991.
H. Georg Hahnloser........  52       1978      Chief Operating Officer of Von Roll          -0-         --
                                               Ltd. since February 1995; prior
                                               thereto Executive Vice President
                                               and Chief Financial Officer of Von
                                               Roll Ltd. since prior to 1991.
Robert LeBuhn.............  63        N/A      Private Investor since 1995; prior          5000         (1)
                                               thereto Chairman of Investor
                                               International (U.S.), Inc. since
                                               1993; prior thereto President of
                                               Investor International (U.S.), Inc.
                                               since prior to 1991.
Kenneth J. Leonard........  47        N/A      President, Chief Executive Officer           -0-
                                               and director of the Company since
                                               May 1996; prior thereto Vice
                                               President and General Manager of
                                               National Steel Corporation's
                                               Granite City Division since 1993;
                                               prior thereto Assistant General
                                               Manager of National Steel
                                               Corporation's Granite City Division
                                               since 1991.
Hans G. Trosch............  54       1995      Executive Vice President of Von              -0-         --
                                               Roll Ltd. and Von Roll Isola Group
                                               Chief Executive Officer since 1994;
                                               prior thereto President of Swiss
                                               Insulating Works Ltd., a subsidiary
                                               of Von Roll Ltd., since 1993; prior
                                               thereto Manager, Electrical Systems
                                               Division, Switzerland, of Von Roll
                                               Isola since prior to 1991.
Gary Giovannetti..........  45        N/A      Vice President-Sales and Marketing          15,000(2)    (1)
                                               of the Company since June 1991;
                                               Employee of the Company from
                                               February 1991 to June 1991.
Joseph Lahita.............  50          N/A    Vice President-Operations of the            25,100(2)    (1)
                                               Company since prior to 1991.
Paul Roik.................  44          N/A    Vice President-Finance, and                  2,100       (1)
                                               Treasurer of the Company since
                                               prior to 1991.
John R. Sullivan..........  50          N/A    Vice President-Industrial Relations            -0-       --
                                               of the Company since prior to 1991.
All directors and
 executive officers as a
 group....................                                                                 47,200       (1)

- ------------

(1) Less than one percent.

(2) Represents shares for which such person holds options.

    During the last fiscal year, the Board of Directors held four meetings. All incumbent directors, with the exception of Mr. Trosch, attended all of the meetings of the Board. Mr. Trosch did not attend one of the two meetings held during the period he was a director. The Board of Directors has a standing Audit Committee consisting of Mr. Hahnloser and Harvey Karp. Mr. Karp resigned as a director of the Company in September of 1995. The Audit Committee held one meeting in fiscal 1995 with both Mr. Hahnloser and Mr. Karp in attendance. The duties of the Audit Committee are to oversee the audit function of the Company's independent certified public accountants and to act as a communication link between the Board of Directors and such certified public accountants. The Board of Directors does not have a standing executive, nominating or compensation committee, or any committees performing similar functions. Each of the directors has served continuously since the year in which he was first elected.

    Except as set forth below, none of the nominees is a director of any company (other than the Company) which is subject to the reporting requirements of the Securities Exchange Act of 1934 or which is a registered investment company under the Investment Company Act of 1940.

NAME OF NOMINEE                                                           DIRECTOR OF
- -------------------------------------------------------------   -------------------------------
Robert LeBuhn................................................   Acceptance Insurance Cos. Inc.
                                                                Cambrex Corporation
                                                                Enzon, Inc.
                                                                Lomas Financial Corp.
                                                                USAIR Group, Inc.

EXECUTIVE COMPENSATION

    The Summary Compensation Table below sets forth individual compensation information for each of the Company's last three fiscal years on the Chief Executive Officer ("CEO") and the four other most highly paid executive officers who were serving as such at the end of the Company's fiscal year ended November 30, 1995 and whose total annual salary and bonus for such fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                        ------------
                                                                           AWARDS
                                                                        ------------
                                             ANNUAL COMPENSATION
                                         ---------------------------       STOCK           ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS       OPTIONS       COMPENSATION(1)
- --------------------------------------   ----    --------    -------    ------------    ---------------
                                                                        (IN SHARES)
Robert J. Pasquarelli(2)..............   1995    $245,000    $ --          --               $61,915
  CEO, President                         1994     235,000      --          --                62,598
                                         1993     225,000     25,000       --                61,236
Paul Roik.............................   1995     141,500      --          --                31,403
  Vice President--Finance, and           1994     136,000      --          --                28,109
    Treasurer                            1993     131,000      --          --                28,820
Gary Giovannetti......................   1995     132,100      --          --                36,278
  Vice President--Sales and Marketing    1994     127,000      --          --                26,849
                                         1993     122,000      --          --                24,760
Joseph Lahita.........................   1995     121,000      --          --                27,007
  Vice President--Operations             1994     116,000      --          --                25,309
                                         1993     111,000      --          --                23,220
John R. Sullivan......................   1995     115,500      --          --                 6,030
  Vice President--Industrial Relations   1994     112,000      --          --                 5,130
                                         1993     108,000      --          --                 3,845

- ------------

(1) Includes amounts allocated under the Company's Executive Thrift Savings Plan and the Company's Profit Sharing Plan. For 1995, the amounts allocated under the Company's Executive Thrift Savings Plan and the Company's Profit Sharing Plan were, respectively, as follows: Robert J. Pasquarelli--$37,611, $12,116; Paul Roik--$20,959, $4,264; Gary Giovannetti--$19,643, $4,264;

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    Joseph Lahita--$18,201, $4,264 and John R. Sullivan--$0, $2,665. The Executive Thrift Savings Plan was terminated on December 31, 1995 and the accounts were distributed to the participants.

(2) Mr. Pasquarelli resigned as President, Chief Executive Officer and director of the Company effective January 17, 1996.

    The above table does not include any amounts for personal benefits because, in any individual case, such amounts do not exceed the lesser of $50,000 or 10% of such individual's cash compensation.

    Robert J. Pasquarelli resigned as President, Chief Executive Officer and a director of the Company effective January 17, 1996. In connection therewith, the Company entered into an agreement with Mr. Pasquarelli covering severance payments (the "Severance Agreement"). Notwithstanding the terms of Mr. Pasquarelli's employment agreement with the Company, the Severance Agreement provides that Mr. Pasquarelli will continue to receive his annual salary through December 31, 1996 rather than September 22, 1996 as provided for in the employment agreement. Mr. Pasquarelli will also receive an incentive bonus provided for in the employment agreement for the fiscal year ending November 30, 1996 prorated through September 22, 1996.

COMPENSATION OF DIRECTORS

    Mr. LeBuhn receives an annual director's fee of $30,000. In addition, Mr. LeBuhn is paid $1,000 per meeting attended plus reasonable travel expenses. Messrs. Hahnloser and Trosch are employees of Von Roll and receive no director's fees as such for serving as directors of the Company. Mr. Pasquarelli, who was an employee of the Company, received no director's fee. Mr. Leonard, if elected as a director, is an employee of the Company and will receive no director's fee. Mr. Beebe, a member of Jacobs Persinger & Parker, general counsel to the Company, receives no director's fee as such for serving as a director of the Company.

OPTION TABLE

    The following table sets forth option exercise activity in the last fiscal year and the fiscal year-end option values with respect to the CEO and each of the executive officers named in the Summary Compenstion Table. There were no grants of stock options made during fiscal 1995.

     AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED NOVEMBER 30, 1995
                      AND NOVEMBER 30, 1995 OPTION VALUES

                                                                    NUMBER OF
                                                                   SECURITIES          VALUES OF
                                                                   UNDERLYING         UNEXERCISED
                                                                   UNEXERCISED        IN-THE-MONEY
                                                                   OPTIONS AT          OPTIONS AT
                                                                    11/30/95            11/30/95
                                        SHARES                   ---------------   ------------------
                                      ACQUIRED ON     VALUE       EXERCISABLE/        EXERCISABLE/
    NAME                               EXERCISE      REALIZED     UNEXERCISABLE      UNEXERCISABLE
- -----------------------------------   -----------    --------    ---------------   ------------------
Robert J. Pasquarelli..............      27,130      $126,154         -- /--              -- /--
Gary Giovannetti...................      --             --        15,000 /--          $3,750 /--
Paul Roik..........................      --             --            -- /--              -- /--
John R. Sullivan...................      --             --            -- /--              -- /--
Joseph Lahita......................      --             --        25,000 /--              -- /--

BOARD REPORT

    The Company's executive compensation program is administered by four independent non-employee directors of the Company and the CEO of the Company. Specific duties of the Board as they relate to executive compensation include reviewing, reporting and recommending compensation actions relative to base salaries, bonus awards and other executive compensation issues. In accordance with the rules and regulations established by the Securities and Exchange Commission, the Company is required to disclose certain compensation policies and practices applicable to the CEO and all other officers regarding compensation actions taken in 1995. For this purpose, the Board has prepared the following report.

  Officer Compensation Policy

    The Board supports several important policies as a framework for administering the executive compensation program. These policies are designed to provide levels of compensation that integrate pay with the Company's performance objectives and to attract, motivate and retain key executives who are critical to the Company's success.

    Currently, executive compensation is comprised of base salary and annual incentive opportunities. Base salary represents the most significant portion of officer compensation.

  Base Salaries

    The base salaries for the Company's officers are reviewed annually. Any increases reflect consideration of individual performance contributions over the past year, Company performance, economic conditions, consideration of data regarding competitor companies and input from the Company's CEO. Salaries of the Named Executive Officers increased modestly in 1995.

  1995 Bonus Awards

    No officer was awarded a bonus with respect to 1995.

  1995 Stock Awards

    The Corporation's Incentive Stock Option Plan (the "Stock Plan") is administered by the non-employee directors of the Company and is designed to align a portion of the executive compensation program with shareholder interests. The Stock Plan permits the granting of incentive stock options to key employees at 100% of the fair market value. Options have been granted at the sole discretion of the Board and after consideration of individual performance. Under the terms of the Stock Plan there are currently no shares reserved for issuance for future option grants. There were no grants of stock options made to the Named Executive Officers during fiscal 1995.

  1995 Profit Sharing

    The Company's Profit Sharing Plan provides for the allocation of a specified percentage of pre-tax profits as additional incentive compensation for all employees, including hourly employees. The CEO is allocated a fixed portion of such of pre-tax profits under the plan and the balance is allocated to Executive Officers and other employees based on the recommendation of the CEO.

                               The Board of Directors:
                               Walter H. Beebe
                               H. Georg Hahnloser
                               Robert LeBuhn
                               Kenneth J. Leonard
                               Hans G. Trosch

PERFORMANCE GRAPH

    The graph below provides a comparison of cumulative total shareholder returns (including reinvestment of dividends) assuming $100 was invested on November 30, 1990 in New Jersey Steel Corporation's common stock, Standard & Poor's 500 Index and the Standard & Poor's Steel Index for the fiscal years ended November 30, 1991 through 1995. Companies in the Standard & Poor's Steel Index consists of Nucor Corp., USX Corp.--US Steel Group, Worthington Industries Inc., Bethlehem Steel Corp., Inland Steel Industries Inc., and Armco Inc.

                            COMPARISON OF CUMULATIVE
                            TOTAL SHAREHOLDER RETURN

$240

$220

$200
                             [GRAPH OMITTED]
$180

$160

$140

$120

$100

 $80

 $60

      1990         1991       1992       1993      1994      1995


  /\ S&P STEEL INDEX
  [] S&P 500
  () NJ STEEL

                  1990        1991      1992       1993       1994       1995

S&P STEEL INDEX   $100        $120      $165       $214       $222       $202
S&P 500           $100        $120      $142       $157       $158       $217
NJ STEEL          $100        $126      $193       $185       $182       $104

CERTAIN TRANSACTIONS

    The Company has a Technical Services and Management Consulting Agreement with Von Roll Holding Ltd. pursuant to which Von Roll Holding Ltd. provides certain management and operational services to the Company. The fee payable under the Agreement is renegotiated annually. The Company was charged $450,000 in fiscal 1995 and has agreed to pay to Von Roll Holding Ltd. a fee of $450,000 based upon anticipated services for fiscal year 1996. The terms of any extension, amendment or modification of the Agreement will be no less favorable to the Company than those that could be obtained from unaffiliated third parties. The amount of the annual fee and the terms of any extension, amendment or modification will be approved by the Board of Directors and a majority of the directors who are not employees of the Company or Von Roll Holding Ltd.

    The Company on occasion makes loans to employees primarily in connection with their purchases of housing. At November 30, 1995 there was an outstanding loan of $189,000 to Mr. Roik. Mr. Roik's loan bears interest at the rate of 7.5% per annum and matures in November of 1996. There also was an outstanding loan of $150,000 to Mr. Giovannetti. Mr. Giovannetti's loan bears interest at the rate of 7.5% per annum and matures in April of 1997. There was also an outstanding loan of $75,000 to Mr. Pasquarelli. Mr. Pasquarelli's loan bears interest at the rate of 7.5% per annum and matures in February 1997.

    H. Georg Hahnloser and Hans G. Trosch, directors of the Company, are executive officers of Von Roll Holding Ltd., the majority stockholder of the Company.

    Walter H. Beebe, a director, and Thomas W. Jackson, Secretary of the Company, are partners in the law firm of Jacobs Persinger & Parker, general counsel to the Company. Jacobs Persinger & Parker also provides legal services to Von Roll Holding Ltd. and its subsidiaries. During the fiscal year ended November 30, 1995, the Company made payments to that firm for services rendered and disbursements incurred aggregating $500,265.

    From 1988 to 1993, the Company was the holder of approximately one-third of the outstanding common stock of A.J. Ross Logistics, Inc. ("AJ Ross"), a publicly-held steel fabricator and significant customer of the Company located in Keasbey, New Jersey. AJ Ross filed a petition for relief under Chapter 11 of the Bankruptcy Code in November 1993 and subsequently ceased doing business. As a result, in November 1993, the Company charged approximately $5,159,000 to selling, general and administrative expenses to write off trade receivables due from AJ Ross.

    The Company has an investment in Excel Mining Systems, Inc. ("Excel"), which operates in a mining-related industry. The Company is the holder of (i) all of Excel's outstanding preferred stock, and (ii) approximately 31% of Excel's outstanding common stock. Holders of the preferred stock have the right, as a class, to elect two directors to Excel's board. Excel's board currently consists of three directors. Paul Roik, the Vice President, Finance, of the Company holds a seat on Excel's board. Excel is a customer of the Company and purchased $8,917,000 of rebar in fiscal 1995.

                                       B.
                        PROPOSAL TO APPROVE ADOPTION OF
                             1996 STOCK OPTION PLAN

    In 1985, the Board of Directors of the Company (the "Board") and stockholders of the Company approved and adopted the New Jersey Steel Corporation Incentive Stock Option Plan (the "ISOP"). An aggregate of 503,000 shares of the Company's Common Stock was reserved for issuance pursuant to the ISOP. The ISOP terminated by its terms in 1995 and no additional options may be granted under the ISOP.

    The Board has proposed and is unanimously recommending approval of the adoption of the 1996 Stock Option Plan (the "Plan"). The Plan was adopted by the Board on April 12, 1996, subject to approval by stockholders.

    The full text of the Plan appears as Exhibit A to this proxy statement. The essential features of the Plan are summarized below, but such summary is qualified in its entirety by the full text of the Plan.

    The Plan has a term of ten years and provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or non-incentive stock options, to officers and other key employees of the Company. The Plan will be administered by a Committee to be designated by the Board of Directors (the "Committee"). The Committee determines eligibility for participation in the Plan; presently, approximately 8 officers and other key employees are eligible to participate in the Plan.

    A total of 300,000 shares of Common Stock have been reserved for issuance under the Plan, constituting approximately 5.1% of the Common Stock outstanding on April 30, 1996. The closing sale price of the Company's Common Stock on April 30, 1996, as reported on the NASDAQ National Market System, was $8.00.

    Subject to stockholder approval of the Plan, on April 12, 1996, an option to purchase 50,000 shares of Common Stock at an exercise price of $8.00 per share was granted to Gary Giovannetti, Vice President-Sales and Marketing, and on May 1, 1996, an option to purchase 100,000 shares of Common Stock at an exercise price of $8.375 was granted to Kenneth J. Leonard, President, Chief Executive Officer and a director of the Company. Except as indicated above, no other directors, nominees, officers or key employees have been granted options under the Plan.

    The Company cannot now determine the number of options to be granted in the future under the Plan to all current executive officers as a group or all employees (excluding current executive officers) as a group. In addition, the Company did not grant any stock options to executive officers or employees in fiscal 1995 and cannot now determine the number of options that would have been granted in fiscal 1995 to all current executive officers as a group or all employees (excluding current executive officers) as a group if the Plan had been in effect during such period.

    The Committee will determine, subject to the terms of the Plan, (i) which eligible employee will be granted options, (ii) the number of shares that may be purchased under the option, (iii) the exercise price of the options, (iv) the form of consideration that may be used to pay for the shares issued upon the exercise of the option, (v) when an option will become exercisable, and (vi) the periods during which the options may be exercised. The Committee may also "reprice" existing options, that is, grant new options at new exercise prices conditioned upon the surrender of existing options. Such new option will be exercisable during the period and in accordance with any other terms or conditions specified by the Committee at the time the new option is granted, all determined without regard to the price, period of exercise or any other terms or conditions of the option surrendered. In no event will incentive stock options be granted at prices less than the fair market value of the Common Stock on the date of grant nor will any options be granted for a term of more than ten years.

    The Plan provides that, unless the Committee determines otherwise, options that have not been exercised will expire (i) one year after termination due to disability within the meaning of Section 22(e)(3) of the Internal Revenue Code as determined by the Committee, (ii) one year after the optionee's death, and
(iii) coincident with the date of termination if due to any other reasons, except as and to the extent that the Committee may determine otherwise. In the event of death following termination of employment while any portion of the option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period for up to one year after the participant's death but not beyond the expiration of the option's terms. In no event is an option exercisable after its original term.

    Options are not transferable other than by will or under the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee. The Board of Directors has the right to amend, suspend or terminate the Plan at any time, but no such action after the Plan becomes effective can effect or impair the rights of any optionee under an option granted prior to such action without the optionee's consent. Certain amendments must be approved by the Company's stockholders.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the federal income tax consequences under the current tax law of incentive stock options and non-incentive stock options. It does not purport to cover all of the special rules, including, without limitation, special rules which may relate to optionees subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended, and special rules which may apply to the exercise of an option with previously acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

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
    An optionee will not recognize taxable income for federal purposes upon the grant of an incentive stock option or upon its exercise. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any. If the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option more than two years after the date of grant and more than one year after the transfer of the shares to him, the optionee will recognize long-term capital gain or loss upon such disposition. In such instances, the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, a portion of the optionee's gain will be treated as ordinary income. In this instance, the Company will generally be entitled to deduct such amount at that time.

    Upon exercise of non-incentive options granted under the Plan, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value on the exercise date and the Company is, in general, entitled to a deduction in an equivalent amount at the time of such exercise. In the event of any subsequent sale of such shares, gain would be recognized equal to the amount, if any, by which the sale price exceeds the fair market value on the date of exercise. Such gain would be long-term or short-term capital gain, depending upon the period of time during which the shares were held following the date of exercise.

    The Board of Directors recommends that the stockholders vote FOR adoption of the Plan. To be adopted, the Plan must be approved by the vote of the holders of a majority of all outstanding shares entitled to vote thereon.

                                       C.
                                 OTHER MATTERS

    The Board of Directors knows of no matters which will be presented for consideration at the meeting other than the matters referred to in this statement. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                    AUDITORS

    KPMG Peat Marwick LLP has audited the accounts of the Company for a number of years and has been appointed by the Board of Directors to continue in that capacity for the fiscal year ending November 30, 1996.

    Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Stockholders of the Company and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                            SOLICITATION OF PROXIES

    The Company will bear the cost of this solicitation of proxies. In addition to solicitation of proxies by mail, proxies may be solicited to a limited extent by telephone, telegraph or personal interview by directors, officers and employees of the Company, if necessary to insure satisfactory representation at this meeting. Such solicitation will be without cost to the Company, except for actual out-of-pocket communication charges. Brokers, nominees or other persons holding stock in their names for others may be reimbursed for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                             STOCKHOLDER PROPOSALS

    From time to time, stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the annual meetings. To be considered, proposals must be submitted on a timely basis. Proposals for the 1997 meeting must be received by the Company no later than January 8, 1997.

                                           By Order of the Board of Directors

                                                    Thomas W. Jackson,
                                                        Secretary

Dated: May 7, 1996

    UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH STOCKHOLDER A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1995, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO TREASURER, NEW JERSEY STEEL CORPORATION, NORTH CROSSMAN ROAD, SAYREVILLE, NEW JERSEY 08872. THERE WILL BE NO CHARGE FOR SUCH REPORT UNLESS ONE OR MORE EXHIBITS THERETO ARE REQUESTED, IN WHICH CASE THE COMPANY'S REASONABLE EXPENSES OF FURNISHING SUCH EXHIBITS MAY BE CHARGED.

    All stockholders are urged to fill in, sign and mail the enclosed Proxy promptly whether or not you expect to attend the meeting. If you are mailing your Proxy, kindly do so sufficiently in advance of the meeting date so that it will be received in time to be counted at the meeting.

                                                                       EXHIBIT A

                          NEW JERSEY STEEL CORPORATION
                             1996 STOCK OPTION PLAN

1. PURPOSE

    The New Jersey Steel Corporation 1996 Stock Option Plan (the "Plan") is intended to enhance the profitability and value of New Jersey Steel Corporation (the "Corporation") for the benefit of its stockholders by permitting the Corporation to grant stock ownership to officers and other key employees. These opportunities are intended to provide additional incentives to such personnel by offering them a greater stake in the Corporation's continued success. Further, the availability and offering of options under the Plan is intended to enhance the Corporation's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Corporation will depend. Through incentive stock option grants, the proprietary position and outlook of officers and key employees is furthered, thus tying their personal interests more closely to those of stockholders.

2. DEFINITIONS

    For Plan purposes, except where the context otherwise indicates, the following terms shall have the meanings which follow:

        (a) "Agreement" shall mean a written agreement (including any amendment or supplement thereto) between the Corporation and a Participant which specifies the terms and conditions of an Option granted to such Participant.

        (b) "Beneficiary" shall mean the person or persons, who may be designated by a Participant from time to time in writing to the Committee, and who shall receive, if the Participant dies, any Option exercise rights.

        (c) "Board" shall mean the Board of Directors of the Corporation.

        (d) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

        (e) "Committee" shall mean a committee of the Board appointed to administer the Plan. The Committee shall be composed of two or more persons as from time to time are appointed to serve by the Board. Each member of the Committee, while serving as such, shall also be a member of the Board and shall be a disinterested person within the meaning of the Rule 16b-3 of the Securities Exchange Act of 1934.

        (f) "Common Stock" shall mean the Common Stock of the Corporation having a par value of $.01 per share.

        (g) "Corporation" shall mean New Jersey Steel Corporation

        (h) "Employee" shall mean any person who is employed on a full-time or part-time basis by the Corporation or any Subsidiary Corporation and who is compensated, at least in part, on a regular salary basis.

        (i) "Exercise Price" shall mean the per share price for which a Participant upon exercise of an Option may purchase a share of Common Stock.

        (j) "Fair Market Value" shall mean with respect to any given day, so long as the Common Stock is traded on the NASDAQ National Market System (the "NMS") or an established stock exchange, the price per share of Common Stock equal to the mean average of the highest and lowest reported sales prices on the NASDAQ National Market System or such stock exchange, or if the NMS or such stock exchange was closed on such day or, if it was open but the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded. If the Common Stock is not traded on the NMS or an established stock exchange, the fair market value per share shall be deemed to be an amount as determined by the Committee by applying any reasonable valuation method.

        (k) "Incentive Stock Option" shall mean an Option which is intended to meet and comply with the terms and conditions for an "incentive stock option" as set forth in Section 422 of the Code.

        (1) "Non-Incentive Stock Option" shall mean a Stock Option which does not meet the requirements of Section 422 of the Code or the terms of which provide that it will not be treated as an Incentive Stock Option.

        (m) "Option" shall mean a right, including an Incentive Stock Option, to purchase a stated number of shares of Common Stock subject to such terms and conditions as are set forth in the Agreement and the Plan.

        (n) "Participant" shall mean an Employee, including an Employee who may also be a member of the Board, who is granted an Option under the Plan.

        (o) "Plan" shall mean the New Jersey Steel Corporation 1996 Stock Option Plan as set forth herein and as amended from time to time.

        (p) "Subsidiary Corporation" shall mean any corporation which is a subsidiary corporation of the Corporation as defined in Section 424(f) of the Code.

3. ADMINISTRATION

        (a) The Committee shall administer the Plan and, accordingly, it shall have full power to grant Options, construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan. Any decision made, or action taken, by the Committee, arising out of, or in connection with, the interpretation and administration of the Plan shall be final and conclusive.

        (b) The determination of those eligible to receive Options, and the amount, type and timing of each Option shall rest in the sole discretion of the Committee, subject to the provisions of the Plan.

        (c) The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan to be conditioned upon the granting to the Participant of a new Option for the same or a different number of shares as the Option surrendered, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at the price, during the period and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the Option surrendered.

4. COMMON STOCK

    The total number of shares of Common Stock available for grants of Options under the Plan shall be 300,000 shares, subject to adjustment in accordance with
Section 7 of the Plan, which shares may be either authorized but unissued or reacquired shares of Common Stock. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall again be available for grants.

5. ELIGIBILITY FOR PARTICIPATION

        (a) Consistent with Plan objectives, eligibility to become a Participant in the Plan and receive Options shall be limited to key Employees.

        (b) No Incentive Stock Option shall be granted to an Employee ineligible at the time to receive such an Option because of owning more than 10% of the Common Stock in accordance with the provisions of Section 422(b)(6) of the Code, unless the Option meets the requirements of Section 422(c)(5).

6. OPTIONS--TERMS AND CONDITIONS

    All Options granted under the Plan shall be evidenced by Agreements which shall be subject to applicable provisions of the Plan, and such other provisions as the Committee may adopt, including the following provisions:

        (a) PRICE: The Committee shall establish the Exercise Price; provided, however, that in the case of an Incentive Stock Option the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option.

        (b) PERIOD: The Committee shall establish the term of any Option; provided, however, that no Option shall be exercisable after the expiration of ten years from date of grant.

        (c) TIME OF EXERCISE: The Committee may establish installment exercise terms for an Option such that the Option becomes fully exercisable in a series of cumulating portions which may also include acceleration of the time of exercise of any or all installments on such terms as the Committee shall determine. The Committee may also at any time accelerate the time of exercise of any Option.

        (d) EXERCISE: An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Corporation and payment of the full price of the shares being exercised. Payment may be made: (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, or (ii) at the discretion of the Committee, through the delivery of shares of Common Stock with a value equal to the Exercise Price, or (iii) by a combination of both (i) and (ii) above. The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate. A Participant shall not have any of the rights or privileges of a holder of Common Stock until such time as shares of Common Stock are issued or transferred to the Participant pursuant to exercising said Option.

        (e) TERMINATION OF EMPLOYMENT: In the event a Participant shall cease to be employed by the Corporation or any Subsidiary Corporation while he is holding one or more Options, each Option shall expire at the earlier of the expiration of the Option's term or the following:

           (i) one year after termination due to disability within the meaning of Section 22(e)(3) of the Code as determined by the Committee;

           (ii) one year after the Participant's death; and

           (iii) coincident with the date of termination if due to any other reasons, except as and to the extent that the Committee may determine otherwise under the terms of the Option or thereafter.

    In the event of death following termination of employment while any portion of the Option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period for up to one year after the Participant's death but not beyond the expiration of the Option term.

        (f) EFFECT OF LEAVES OF ABSENCE: For the purposes of this Section, it shall not be considered a termination of employment when a Participant is placed by the Corporation or any Subsidiary Corporation on military or sick leave or such other type of leave of absence which is considered as continuing intact the employment relationship of the Participant. In case of such leave of absence the employment relationship shall be continued until the later of the date when such leave equals 90 days or the date when the Optionee's right to reemployment with the Corporation or such Subsidiary Corporation shall no longer be guaranteed either by statute or contract.

        (g) $100,000 PER YEAR LIMITATION: To the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options (whether granted hereunder or pursuant to any other plan of the Corporation or a Subsidiary Corporation) are first exercisable by a Participant during any calendar year exceeds $100,000 (or such limit as may be in effect from time to time under the Code), such Options shall be treated as Non-Incentive Options.

        (h) NOTICE OF CERTAIN DISPOSITIONS: Any Participant who disposes of shares of Common Stock acquired on the exercise of an Incentive Stock Option by sale or exchange either (i) within two years after the date of the grant of the Option under which the stock was acquired or (ii) within one year after the acquisition of such shares, shall notify the Corporation of such disposition and of the amount realized upon such disposition promptly after the disposition.

        (i) RESTRICTIONS ON TRANSFERABILITY: Any Option shall not be transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution and is exercisable during his lifetime only by him.

7. ADJUSTMENTS

    In the event of a stock dividend, stock split or other subdivision, consolidation or other change in the shares of Common Stock, the number of shares of Common Stock available for Options and subject to outstanding Options and the option price per share shall be appropriately adjusted by the Committee whose determination shall be conclusive and binding.

8. MERGER, CONSOLIDATION OR TENDER OFFER

    If the Corporation shall be a party to any merger, consolidation or reorganization, or shall sell substantially all its assets, each outstanding Option shall pertain and apply to the securities and/or property which a holder of the number of shares of Common Stock subject to the Option would be entitled to receive pursuant to such merger, consolidation or reorganization or sale of assets, and the option price per share shall be appropriately adjusted by the Committee whose determination shall be conclusive and binding.

9. AMENDMENT AND TERMINATION OF PLAN

        (a) The Board, without further approval of the stockholders, may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Corporation; provided, however, that no such amendment shall be made, without approval of the stockholders, which would:

           (i) materially modify the eligibility requirements for Participants;

           (ii) increase the total number of shares of Common Stock which may be issued under the Plan, except as is provided for in accordance with
       Section 7 of the Plan;

           (iii) decrease the Exercise Price with respect to Incentive Stock Options;

           (iv) extend the period for granting Options; or

           (v) require approval of stockholders in order for the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934.

        (b) No amendment, suspension or termination of this Plan shall, without the Participant's consent, alter or impair any of the rights or obligations under any Option theretofore granted to her or him under the Plan.

        (c) The Board may amend the Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Options meeting the requirements of future amendments or issued regulations, if any, to the Code.

10. GOVERNMENT AND OTHER REGULATIONS

    The obligation of the Corporation to issue, or transfer and deliver shares for Options exercised under the Plan shall be subject to all applicable laws, regulations, rules and orders which shall then be in effect.

11. MISCELLANEOUS PROVISIONS

        (a) RIGHT TO CONTINUED EMPLOYMENT: No person shall have any claim or right to be granted an Option under the Plan, and the grant of an Option under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Corporation or any Subsidiary Corporation and the Corporation expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan, except as provided herein or in an Agreement or any other written agreement with a Participant.

        (b) NON-TRANSFERABILITY: Except by will or the laws of descent and distribution, no right or interest of any Participant in the Plan shall be assignable or transferable and no right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

        (c) WITHHOLDING TAXES: The Corporation may require a payment to cover applicable withholding for income and employment taxes in the event of certain exercises of Options or dispositions of Common Stock acquired pursuant to an Option. In the event such tax withholding shall be required, a Participant may, subject to satisfaction of any applicable requirements of Rule 16b-3 of the Securities Exchange Act of 1934, make a written election to have shares of Common Stock withheld by the Corporation from the shares otherwise to be received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. The acceptance of any such election made by a Participant shall be at the sole discretion of the Committee.

        (d) PLAN EXPENSES: Any expenses of administering this Plan shall be borne by the Corporation.

        (e) LEGAL CONSIDERATIONS: No person, including a Participant, or his or her Beneficiary, shall have any claim or right to receipt of an Option, if, in the opinion of counsel for the Corporation, such payment does not comply with legal requirements, or is opposed to governmental public policy.

        (f) OTHER PLANS: Nothing contained herein shall prevent the Corporation from establishing other incentive and benefit plans in which Participants in the Plan may also participate. However, any amounts paid to a Participant with respect to Options under the Plan shall not affect the level of benefits provided to or received by any Participant (or his or her estate for Beneficiary) as part of any other employee benefit plan of the Corporation.

        (g) NO WARRANTY OF TAX EFFECT: Except as may be contained in any Agreement, no opinion shall be deemed to be expressed or warranties made as to the effect for federal, state or local tax purposes of any Options.

        (h) CONSTRUCTION OF PLAN: The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey.

13. STOCKHOLDER APPROVAL AND EFFECTIVE DATES

    Upon approval by the vote of the holders of a majority of all outstanding shares entitled to vote thereon no later than April 11, 1997, this Plan shall become unconditionally effective as of April 12, 1996. No Option shall be granted after April 11, 2006; provided, however, that the Plan and all outstanding Options granted under the Plan prior to such date shall remain in effect until the applicable Options have expired.